UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AKEBIA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on March 27, 2023, Akebia Therapeutics, Inc. plans to provide the following communication to certain of its stockholders.

Dear [Stockholder],

My name is Mercedes Carrasco, Sr. Director, Investor & Corporate Communications at Akebia Therapeutics (NASDAQ: AKBA). By now, you should have received our revised definitive proxy statement in connection with a Special Meeting of stockholders scheduled for April 11, 2023 at 10:00 a.m. ET in a virtual meeting format as a live webcast.

I am reaching out in case you have questions about our proposals and to encourage you to vote. Akebia’s board of directors strongly recommends that stockholders vote “FOR” each of the proposals presented at the Special Meeting.

As described in the proxy statement (available here: https://ir.akebia.com/sec-filings/sec-filing/defr14a/0001193125-23-073252), the four proposals to be voted on are:

Proposal 1: to approve amendments to our Ninth Amended and Restated Certificate of Incorporation, as amended:

(a) to effect a reverse stock split of our outstanding common stock at a ratio of not less than 1-for-5 and not greater than 1-for-20, with the exact ratio to be set within that range at the discretion of our Board of Directors, at any time prior to the one-year anniversary of the date on which the reverse stock split is approved by the Company’s stockholders at the Special Meeting without further approval or authorization of our stockholders and with our Board of Directors able to elect to abandon such proposed amendment and not effect the reverse stock split authorized by stockholders, in its sole discretion (“Proposal 1(a)”), and

(b) in connection therewith, to decrease the number of authorized shares of our common stock on a basis proportional to the reverse stock split ratio (“Proposal 1(b)” and, together with Proposal 1(a), the “Reverse Stock Split Proposals”);

Proposal 2: to approve an amendment to our Ninth Amended and Restated Certificate of Incorporation, as amended, to set the number of authorized shares of our common stock at a number determined by calculating the product of 350,000,000 multiplied by two times (2x) the reverse stock split ratio, subject to approval by our stockholders and our implementation of the Reverse Stock Split Proposals (the “Authorized Shares Proposal”); and

Proposal 3: to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of either of the Reverse Stock Split Proposals (Proposal 1(a) or 1(b)) (the “Adjournment Proposal”).

As one of our largest stockholders, we want to make sure you have an opportunity to ask any questions you may have, and to discuss any feedback you might want to share. Please let me know if you’d like to arrange a call.

Thank you for your continued support of Akebia.

Best,

Mercedes